CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-8 of our report dated April 10, 2008, relating to the consolidated financial statements of World Am, Inc. as of December 31, 2007 and 2006, and for the years then ended and the cumulative period from March 4, 2005 (inception) to December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to World Am, Inc.’s ability to continue as a going concern) which report is included in World Am, Inc.’s annual report on Form 10-KSB for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on April 15, 2008.

By:	/s/ KMJ Corbin & Company llp

KMJ Corbin & Company LLP

Irvine, California
September 16, 2008